Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2021 THIRD QUARTER RESULTS

NEW YORK, NY – November 1, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial industries, announced today its 2021 third quarter results.

2021 Third Quarter Highlights

•	Net income of $15.9 million, or $0.64 per share, compared to a net loss of $23.6 million, or $0.97 per share, in the prior year quarter.

•	Net interest income grew 17% to $34.1 million from $29.1 million in the prior year quarter.

•	Net interest margin was 9.48%, compared to 8.72% in the prior year quarter.

•	Loan originations increased 43% to $195.8 million, as compared to the prior year quarter.

Executive Commentary – Andrew Murstein, President of Medallion

“This was in many ways the strongest quarter ever for Medallion. We achieved record performances across the board and are well-positioned to continue our growth moving forward. We are focusing on growing our consumer and commercial lending businesses, where our Bank subsidiary reported return on equity above 30% for the third quarter. In addition, we continue to explore dispositions of our non-core assets at opportunistic times. During the quarter we also successfully sold another tranche of shares in one of our fintech investments, and we are seeking additional investment opportunities in similar companies.”

Loan Detail

•	Loan originations were $195.8 million during the quarter, primarily in our recreation and home improvement segments.

•	During the third quarter, net charge-offs remained at near all-time lows and were a net benefit of $0.8 million.

•	Loans 90 days or more past due were 0.29% of loans at September 30, 2021; as compared to 0.22% at June 30, 2021; and 0.57% at December 31, 2020.

Business Segment Highlights

Consumer Lending Segments

•	We originated $187.1 million of new loans during the 2021 third quarter.

•	Our net consumer loan portfolio was $1.3 billion as of quarter-end, compared to $1.1 billion a year ago.

•	Our net consumer loan portfolio was 94% of total net loans receivable as of quarter end.

•	Net loan portfolio grew 16% for recreation and 26% for home improvement from September 30, 2020.

•	Net interest income grew 15% to $35.9 million for the quarter, compared to $31.0 million in the prior year quarter.

•	The average interest rate on the portfolio was 12.82% at quarter-end, compared to 13.87% a year ago.

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Consumer loans 90 days or more past due were $3.2 million, or 0.25% of gross consumer loans as of September 30, 2021, compared to $4.2 million, or 0.38%, a year ago. Delinquencies continued to be lower than historical averages.

•	Net income for the third quarter was $16.6 million, compared to $13.8 million in the prior year quarter.

Commercial Lending Segment

•	We originated $5.7 million of new loans during the 2021 third quarter, as compared to $0.9 million in the prior year quarter.

•	The Company’s net commercial loan portfolio was $70.2 million at quarter-end, compared to $68.0 million a year ago.

•	The average interest rate on the portfolio was 12.66%, compared to 13.11% a year ago.

•	Net income for the third quarter was $1.5 million, compared to $0.3 million in the prior year quarter.

Medallion Lending Segment

•	During the quarter, the Company collected $7.6 million on its medallion portfolio.

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Total net medallion exposure declined to $47.3 million (which is comprised of $5.5 million of net loans and $41.8 million of loan collateral in process of foreclosure), less than 3% of total assets, as of September 30, 2021.

•	Net income for the third quarter was $1.5 million, compared to a $35.9 million net loss in the 2020 quarter.

Other Financial Information

•	The Company continues to evaluate and make progress on strategic alternatives for some of its non-core assets.

•	The Company recognized a gain of $2.7 million in connection with a partial sale of a non-core investment, a fintech company the Company invested in 2016.

•	Total assets were $1.8 billion as of September 30, 2021, compared to $1.7 billion as of June 30, 2021, and $1.6 billion as of September 30, 2020.

Retirement of Long-Time Chief Financial Officer

The Company also announced that after a 45-year career in finance, Larry Hall, CFO of Medallion, has decided to retire. Mr. Hall has had a distinguished 21-year career with Medallion, the past 17 years as CFO. As part of the Company’s succession plan, the Company has promoted Anthony Cutrone to Executive Vice President and Chief Financial Officer. Mr. Cutrone has spent approximately 14 years with Medallion and has held various positions within the accounting and finance function, most recently as Director of Finance. This change is effective January 1, 2022. Mr. Hall will continue to serve as CFO until that time in order to assist the executive team and Mr. Cutrone with the transition.

“On behalf of the entire Board of Directors and the entire Medallion Team, I want to thank Larry for his many contributions to Medallion. During his tenure, we have achieved many impressive financial milestones, implemented our control and reporting structure, and positioned the Company well to continue to execute its current growth strategy. He has been a true partner to me and was instrumental to our success in overcoming challenges to our business as we navigated through several business cycles during his time. We wish Larry well on a very well-deserved retirement,” stated Alvin Murstein, Chairman and CEO of Medallion.

“It has been a pleasure to help Medallion evolve into the leading financial services company it has become. I am particularly proud of our recent performance, which culminated with the record results this quarter. The Company is ready for the next phases of growth. I appreciate all of the strong relationships I have been fortunate to build and maintain over the course of my career. I look forward to the next chapter of my life and spending time with my family,” stated Larry Hall.

Anthony Cutrone concluded, “I am excited for the opportunity to serve as the next chief financial officer of Medallion. Medallion is a great company in the midst of exciting growth. I have been fortunate to have had Larry as my colleague throughout my tenure at Medallion. I greatly appreciate the board of directors, the executive team and the greater Medallion team for their collective trust in giving me this opportunity.”

Conference Call Information

The Company will host a conference call to discuss its third quarter financial results on Tuesday, November 2, 2021, at 9:00 a.m. Eastern time.

•	Conference Call Dial-In: (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time.

•	Live Webcast: available on Medallion’s website at http://www.medallion.com/investors.html

•	Call Replay: available following the end of the call through Tuesday, November 9, 2021, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 137223942.

•	Webcast Replay: available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp., primarily through its wholly-owned subsidiary Medallion Bank, is a finance company that originates and services consumer loans and loans in various commercial industries. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, including risks related to the ongoing SEC investigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30. 2021.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands, except shares and per share data)	2021	2020	2021	2020
Total interest income	$41,497	$37,440	$115,953	$108,570
Total interest expense	7,426	8,384	23,718	26,219

Net interest income	34,071	29,056	92,235	82,351

Provision (benefit) for loan losses	(337)	39,749	2,000	73,231

Net interest income after provision for loan losses	34,408	(10,693)	90,235	9,120

Other income (loss)
Change in collateral on loans in process of foreclosure	(438)	(8,559)	(5,385)	(15,828)
Sponsorship and race winnings	3,335	8,962	10,153	15,161
Gain on the extinguishment of debt	—	23	4,626	23
Gain (Impairment) on equity investments	4,101	137	7,306	(3,423)
Other income (loss)	208	397	209	1,303

Total other income (loss)	7,206	960	16,909	(2,764)

Other expenses
Salaries and employee benefits	7,957	7,081	21,542	20,716
Race team related expenses	2,424	2,636	7,219	6,584
Loan servicing fees	1,684	1,729	5,062	5,070
Collection costs	1,136	1,516	4,010	4,206
Professional fees	1,963	1,651	4,694	6,559
Other expenses	3,559	4,068	10,658	11,003

Total other expenses	18,723	18,681	53,185	54,138

Income (loss) before income taxes	22,891	(28,414)	53,959	(47,782)
Income tax (provision) benefit	(6,167)	8,381	(16,573)	12,483

Net income (loss) after taxes	16,724	(20,033)	37,386	(35,299)
Less: income attributable to the non-controlling interest	784	3,597	2,748	5,951

Total net income (loss) attributable to Medallion Financial Corp.	$15,940	$(23,630)	$34,638	$(41,250)

Basic net income (loss) per share	$0.65	$(0.97)	$1.41	$(1.69)
Diluted net income (loss) per share	0.64	(0.97)	1.39	(1.69)

Weighted average common shares outstanding
Basic	24,634,845	24,461,488	24,583,573	24,440,067
Diluted	24,990,226	24,461,488	24,945,707	24,440,067

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except shares and per share data)	September 30, 2021	December 31, 2020	September 30, 2020
Assets
Cash and federal funds sold	$85,374	$112,040	$49,731
Equity investments and investment securities	57,725	56,538	56,275

Loans	1,419,681	1,229,838	1,281,054
Allowance for loan losses	(47,448)	(57,548)	(90,510)

Net loans receivable	1,372,233	1,172,290	1,190,544

Loan collateral in process of foreclosure	42,544	54,560	48,742
Goodwill and intangible assets	200,810	201,893	202,255
Other assets	46,548	45,090	56,728

Total assets	$1,805,234	$1,642,411	$1,604,275

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$26,153	$19,575	$29,519
Deposits	1,196,508	1,065,398	1,057,499
Short-term borrowings	8,054	87,334	87,696
Deferred tax liabilities and other tax payables	12,703	807	0
Operating lease liabilities	9,346	11,018	11,159
Long-term debt	213,858	153,718	121,195

Total liabilities	1,466,622	1,337,850	1,307,068

Commitments and contingencies

Total stockholders’ equity	267,244	231,408	224,467

Non-controlling interests in consolidated subsidiaries	71,368	73,153	72,740

Total equity	338,612	304,561	297,207

Total liabilities and equity	$1,805,234	$1,642,411	$1,604,275

Number of shares outstanding	25,082,161	24,877,628	24,814,103

Book value per share	$10.65	$9.30	$9.05

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